Exhibit 4.4

THIS OFFER EXPIRES AT 5:00 P.M. NEW YORK CITY TIME, ON APRIL __,  2009

GERMAN AMERICAN BANCORP, INC.
Subscription Certificate
TO SUBSCRIBE FOR 8% REDEEMABLE SUBORDINATED DEBENTURES DUE 2019

German American Bancorp, Inc. ("GABC") issued to its shareholders of record (the "Record Date Shareholders"), as of the close of business on March 16, 2009 (the ''Record Date"), non-transferable rights ("Rights") on the basis of one Right for each whole Common Share (no par value) of GABC ("Share") held on the Record Date, generally entitling the holders thereof to subscribe to purchase 8% Redeemable Subordinated Debentures due 2019 (the "Debentures") , at a purchase price of 100% of principal amount, at a rate of One Dollar and Thirty Six Cents ($1.36) in principal amount of Debentures, for each Right held (the "Primary Subscription").  The terms and conditions of the rights offer (the "Offer") are set forth in GABC's Prospectus, dated March __, 2009 (the "Prospectus"), which is incorporated herein by reference.  The owner of this Subscription Certificate is entitled to the number of Rights shown on this Subscription Certificate.  Debentures will be issued only in denominations of integral multiples of $10,000;  Record Date Shareholders may round up the principal amount of Debentures represented on this Subscription Certificate to the nearest integral multiple of $10,000 (the "Rounding-Up Privilege"), as described in the Prospectus.  Record Date Shareholders who have fully exercised their Rights including their Primary Subscription and their Rounding-Up Privilege are entitled to subscribe for additional Debentures pursuant to the Over-Subscription Privilege, subject to certain limitations and allotment, as described in the Prospectus.  Capitalized terms not defined herein have the meanings attributed to them in the Prospectus.

SAMPLE CALCULATION
FOR A RECORD DATE SHAREHOLDER WHO OWNS 5,000 SHARES

PRIMARY SUBSCRIPTION ENTITLEMENT AND ROUNDING-UP PRIVILEGE

No. of Shares owned on the Record Date 5,000 X 1 = 5,000 Rights (one Right for every Share)
No. of Rights issued on the Record Date   5,000 X $ 1.36 = $6,800 principal amount of Debentures ("Primary Subscription")
Principal Amount of Debentures $6,800, rounded up = $10,000 principal amount of Debentures Shareholder is entitled to buy based on basic subscription and Rounding-up Privilege Subscription and Round Up Privilege.

THE RIGHTS ARE NON-TRANSFERABLE

The Rights are non-transferable and, therefore, may not be transferred or sold.

SUBSCRIPTION PRICE

The Subscription Price is 100% of the principal amount of the Debentures for which subscription is made.

METHOD OF EXERCISE OF RIGHTS

IN ORDER TO EXERCISE YOUR RIGHTS, YOU MUST EITHER (i) COMPLETE AND SIGN THIS SUBSCRIPTION CERTIFICATE ON THE BACK AND RETURN IT IN THE ENVELOPE PROVIDED TOGETHER WITH PAYMENT OF AN AMOUNT EQUAL TO THE SUBSCRIPTION PRICE OF THE DEBENTURES FOR WHICH YOU HAVE SUBSCRIBED (INCLUDING PURSUANT TO THE ROUNDING-UP PRIVILEGE AND THE OVER-SUBSCRIPTION PRIVILEGE), OR (ii) PRESENT A PROPERLY COMPLETED NOTICE OF GUARANTEED DELIVERY, IN EITHER CASE TO THE SUBSCRIPTION AGENT, COMPUTERSHARE TRUST COMPANY, BEFORE 5:00 P.M. NEW YORK CITY TIME, ON APRIL __ , 2009, OR SUCH LATER DATE AS MAY BE DETERMINED BY GABC (''EXPIRATION DATE'').

Full payment of the Subscription Price for all Debentures subscribed for pursuant to both the Primary Subscription and Rounding-up Privilege and the Over-Subscription Privilege must accompany this Subscription Certificate and must be made payable in United States dollars by money order or check drawn on a bank or branch located in the United States payable to Computershare, Inc.  No third-party checks will be accepted.  Because uncertified personal checks may take at least five business days to clear, we recommend you pay, or arrange for payment, by means of certified or cashier's check. Alternatively, if a Notice of Guaranteed Delivery is used, a properly completed and executed Subscription Certificate, and full payment, as described in such Notice, must be received by the Subscription Agent no later than 5:00 P.M., New York City time, on the third business day after the Expiration Date, unless the offer is extended by GABC.  For additional information, see the Prospectus.

Certificates for the Debentures acquired pursuant to the exercise of Rights, including pursuant to the Rounding-Up Privilege and the Over-Subscription Privilege, will be mailed promptly after the expiration of the Offer and full payment for the Debentures subscribed for has been received and cleared .  Because a shareholder may not receive any or all the Debentures for which the shareholder subscribes, shareholders may receive a refund of all or part of the subscription payment.   Any excess payment to be refunded by GABC to a shareholder will be mailed by the Subscription Agent to such shareholder as promptly as practicable.  No interest will be paid to shareholders on such amounts.
_________________
*     Unless extended by GABC
 Account #:

 CUSIP #:

 Number of Rights Issued:

Maximum Eligible Debentures under Primary Subscription, Giving Effect to Rounding-up Privilege:

SECTION 1: OFFERING INSTRUCTIONS (check the appropriate boxes) IF YOU WISH TO SUBSCRIBE FOR YOUR FULL ENTITLEMENT:
☐ I apply for ALL of my entitlement of Debentures pursuant to the Primary Subscription and Rounding-Up Privilege	$___________________ (principal amount of Debentures in denominations of $10,000 or integral multiples of $10,000)

☐ In addition, I apply for additional Debentures pursuant to the Over-Subscription Privilege**	$___________________ (principal amount of Debentures in denominations of $10,000 or integral multiples of $10,000)
IF YOU DO NOT WISH TO APPLY FOR YOUR FULL ENTITLEMENT:
☐ I apply for (must be at least $10,000, or in an integral multiple of $10,000)	$___________________ (principal amount of Debentures in denominations of $10,000 or integral multiples of $10,000)
Amount of check enclosed : _________
IF YOU DO NOT WISH TO EXERCISE YOUR RIGHT TO SUBSCRIBE: Please disregard this mailing.

_________________
*	Debentures are priced at 100 % of principal amount and are issued in integral multiples of $10,000.

**
You can participate in the Over-Subscription Privilege only if you have subscribed for your full entitlement of debentures pursuant to the Primary Subscription and have exercised your Rounding-up Privilege.

***
If you wish to have your Debentures and/or refund check (if any) delivered to an address other than that listed on this Subscription Certificate you must have your signature guaranteed.  Appropriate signature guarantors include:  banks and savings associations, credit unions, member firms of a national securities exchange, municipal securities dealers and government securities dealers.  Please provide the delivery address above and note if it is a permanent change.

Please complete all applicable information and return to:

COMPUTERSHARE TRUST COMPANY

By Mail	By Overnight Courier
Computershare Trust Company Computershare Trust Company N.A. Attention: Corporate Actions PO Box 859208 Braintree, MA 02185	Computershare Trust Company Computershare Trust Company N.A. Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184

DELIVERY OF THIS SUBSCRIPTION CERTIFICATE TO AN ADDRESS OTHER THAN AS
SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Any questions regarding this Subscription Certificate and the Offer may be directed to the Information Agent: